ASSET PURCHASE AGREEMENT

Made as of the date of acceptance set out below

Between

     MCINTOSH & MORAWETZ INC., in its capacity as Interim Receiver and Receiver and Manager of FuelMaker Corporation and not in its personal capacity and without personal or corporate liability (the “Receiver” or “Vendor”)

and

MTM S.r.l. (the “Purchaser”)

TABLE OF CONTENTS

RECITALS			1
ARTICLE 1 – INTERPRETATION			1
Section	1.1	Definitions	1
Section	1.2	Interpretation Not Affected by Headings, etc	4
Section	1.3	Extended Meanings	5
Section	1.4	Schedules	5
ARTICLE 2 – OFFER			5
Section	2.1	Irrevocable Offer	5
Section	2.2	Acceptance and Binding Effect	5
ARTICLE 3 – SALE AND PURCHASE			6
Section	3.1	Sale and Purchase of Assets	6
Section	3.2	“As is, Where is”	6
Section	3.3	Assumed Obligations	6
Section	3.4	Excluded Obligations	6
Section	3.5	Payment of the Purchase Price	6
Section	3.6	Adjustment to Purchase Price	7
Section	3.7	Exchange	8
Section	3.8	Allocation of Purchase Price	8
Section	3.9	Taxes	8
ARTICLE 4 – REPRESENTATIONS AND WARRANTIES			9
Section	4.1	Purchaser’s Representations	9
Section	4.2	Vendor’s Representations	10
ARTICLE 5 – CONDITIONS			10
Section	5.1	Conditions - Purchaser	10
Section	5.2	Conditions – Vendor	11
Section	5.3	Appointment, Approval and Vesting Orders	11
Section	5.4	Non-Satisfaction of Conditions	12
ARTICLE 6 – EMPLOYEE MATTERS			12
Section	6.1	Offers	12
ARTICLE 7 – CLOSING			12
Section	7.1	Closing	12
Section	7.2	Purchaser’s Deliveries on Closing	12
Section	7.3	Vendor’s Deliveries on Closing	13
Section	7.4	Purchaser’s Acknowledgement	13
Section	7.5	Possession of Assets	13
Section	7.6	Access to Assets and Operations Prior to Closing	14
Section	7.7	Access to Debtor’s Premises	14
Section	7.8	Risk	15
Section	7.9	Arbitration	15
Section	7.10 Termination		15
Section	7.11 Books and Records		16
Section	7.12 Breach by Purchaser		16
Section	7.13 Change Debtor’s Name		16
Section	7.14 Termination of Contractor Agreements		16

ARTICLE 8 – GENERAL			16
Section	8.1	Further Assurances	16
Section	8.2	Notice	17
Section	8.3	Time	18
Section	8.4	Currency	18
Section	8.5	Survival	18
Section	8.6	Benefit of Agreement	18
Section	8.7	Entire Agreement	18
Section	8.8	Paramountcy	19
Section	8.9	Severability	19
Section	8.10 Vendor’s Capacity		19
Section	8.11 Governing Law		19
Section	8.12 Commission		19
Section	8.13 Counterparts		19
ARTICLE 9 – TIME FOR ACCEPTANCE			19
Schedule	1.1(3) – Appointment Order
Schedule	1.1(5) – Assets
Exhibit A to Schedule 1.1(5)
Schedule	1.1(11) – Certifications
Schedule	1.1(14) – Contracts
Schedule	1.1(20)– Excluded Assets
Schedule	3.3(1) - Standard Warranty Forms
Schedule	3.8 – Allocation of Purchase Price
Schedule	5.3(1)(a) – Approval and Vesting Order
Schedule	7.2(b) – Bill of Sale and Assignment

ASSET PURCHASE AGREEMENT

This Agreement is made as of the date of acceptance set out below, between

MCINTOSH & MORAWETZ INC., in its capacity as Interim Receiver and Receiver and Manager of FuelMaker Corporation and not in its personal capacity and without personal or corporate liability (the “Vendor”)

and

MTM S.r.l. (the “Purchaser”)

RECITALS

A. By executing and delivering this Agreement to McIntosh & Morawetz Inc., the Purchaser hereby makes an irrevocable offer to purchase the Assets and to complete the Transaction contemplated hereby, subject to the terms and conditions hereof (the “Offer”).

B. Upon the Offer being accepted by the Vendor in accordance with Section 2.2 of this Agreement, the Vendor agrees to sell and the Purchaser agrees to purchase the Assets and complete the Transaction contemplated hereby subject to the terms and conditions hereof.

FOR VALUE RECEIVED, the parties agree as follows:

ARTICLE 1 – INTERPRETATION

Section 1.1 Definitions

In this Agreement:

(1) “Acceptance Date” means the date that the Vendor accepts the Offer by executing and delivering this Agreement.

(2)	“Agreement” means this asset purchase agreement.

(3)	“Appointment Order” means the Order of the Court appointing McIntosh & Morawetz

Inc. as Receiver, a copy of which is attached hereto as Schedule 1.1(3).

(4)	“Approval and Vesting Order” has the meaning set out in Section 5.3(1)(a).

(5)	“Assets” means the right, title and interest of the Debtor in and to all of (i) the personal property of the Debtor as described in Schedule 1.1(5), (ii) the Contracts, (iii) subject to Section 7.11, the Books and Records, and (iv) the proprietary information agreements in favour of the Debtor entered into by former employees, agents and independent contractors of the Debtor but, notwithstanding the generality of the foregoing, excluding the Excluded Assets.

(6) “Assumed Obligations” has the meaning set out in Section 3.3.

(7) “Books and Records” means all of the books and records relating to the Assets, including sales and production documents, manufacturing, purchase, repair and warranty records, manuals, production and inventory records, bills of material, cost records, engineering information, customer invoices and purchase orders, supplier lists and customer and supplier information, advertising and promotional materials, software programs (to the extent of the Debtor’s interest therein), manuals and data, research and development records, documentation for product certifications and approvals, and other similar books, records, files and documents related to the Assets (whether in written, printed or electronic form) in the possession or control of the Vendor at Closing.

(8) “Building Assets” means any boilers, chillers, HVAC equipment, air handlers, filtration equipment, lighting, piping, ductwork, or power distribution equipment or wiring that is affixed to the building infrastructure of the Debtor’s Premises and any other fixtures, but excluding custom gas fittings located in the clean rooms and burn-in rooms, which fittings shall be Assets.

(9) “Business” means the business carried on currently and prior to the date of this Agreement by the Debtor primarily consisting of designing, manufacturing, selling, distributing, installing and servicing natural gas refueling systems for motor vehicles in residential and commercial markets.

(10) “Business Day” means a day on which banks are open for business in the City of Toronto but does not include a Saturday, Sunday or statutory holiday in the Province of Ontario.

(11)	“Certifications” means the certifications listed in Schedule 1.1(11).

(12)	“Closing” means the successful completion of the Transaction.

(13)	“Closing Date” means the date on which the Approval and Vesting Order is granted or such later date as agreed to in writing by the parties, but not later than May 15, 2009.

(14)	“Contracts” means the customer purchase orders described in Schedule 1.1(14).

(15)	“Court” means the Ontario Superior Court of Justice (Commercial List).

(16)	“Debtor” means FuelMaker Corporation.

(17)	“Debtor’s Premises” means the leasehold premises occupied by the Debtor and having the municipal address of 70 Worchester Road, Toronto, Ontario.

(18)	“Deposit” has the meaning set out in Section 3.5(1)(a).

(19)	“Employees” has the meaning set out in Section 6.1(1).

(20)	“Excluded Assets” means the assets described in Schedule 1.1(20).

(21)	“ETA” means the Excise Tax Act (Canada).

(22)	“GAAP” means generally accepted accounting principles in effect from time to time in

Canada, including those principles set forth in the Handbook of the Canadian Institute of Chartered Accountants or any successor institute, consistently applied.

(23)	“Greenfield” means Greenfield AG, a Swiss corporation.

(24)	“Greenfield License Agreement” means collectively that license agreement with an effective date of August 5, 1989, entered into by the Debtor and Sulzer Brothers Limited, as amended by the amendment entered into by the Debtor and Sulzer Brothers Limited with an effective date of March 19, 1990; the amendment, styled as “Amendment #1”, entered into by the Debtor and Sulzer Burckhardt Engineering Works Limited with an effective date of April 7, 1994; the amendment, styled as “Amendment #2”, entered into by the Debtor and Sulzer Burckhardt Engineering Works Limited with an effective date of September 25, 1995; the Assignment of License Agreement entered into by the Debtor, Sulzer AG and Burckhardt Compression AG on December 23, 2002; the Assignment of License Agreement entered into by the Debtor and Greenfield dated February 13, 2003; the Assignment of License Agreement as Amended between the Debtor, HondaSub (as defined below) and Honda dated May 6, 2004; and the amendment, styled as “Amendment #3”, entered into by Greenfield, HondaSub and Honda dated March 18, 2008.

(25) “Greenfield Sublicense Agreement” means the Sublicense Agreement between HondaSub and the Debtor dated May 6, 2004 in respect of certain rights under the Greenfield License Agreement.

(26)	“GST” means all goods and services and harmonized sales taxes payable under the ETA.

(27)	“HRA” means the home refueling appliance developed or manufactured by the Debtor.

(28)	“Honda” means American Honda Motor Co., Inc., a corporation formed under the laws of the State of California.

(29)	“HondaSub” means 2045951 Ontario Inc.

(30)	“HondaSub APA” means the asset purchase agreement dated as of April 30, 2009 between HondaSub, as vendor, Honda and the Purchaser for the sale of certain assets of HondaSub to the Purchaser.

(31) “Intellectual Property” means (i) Patents; and (ii) inventions, trade-marks, trade-mark applications and registrations, trade names, trade name registrations, brand names, business names, domain names, service marks, service mark registrations, designs, copyrights, copyright applications and registrations, industrial designs, industrial design applications and registrations, trade secrets, know-how, show-how, computer systems and software, including the content of all documentation relating thereto, related object and source codes therefore, and any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

(32) “IP and Support Agreement” means the IP and Support Agreement between HondaSub, Honda and the Debtor dated July 23, 2004 under which the Debtor transferred certain Intellectual Property to HondaSub in exchange for support.

(33) “IP License Agreement” means the license agreement between HondaSub, Honda and the Debtor dated July 23, 2004 under which HondaSub granted a non-exclusive license to the Debtor in respect of Intellectual Property acquired by HondaSub pursuant to the IP and Support Agreement.

(34)	“Inventory” has the meaning set out in Schedule 1.1(5).

(35)	“Inventory Amount” means CAD$3,488,088.96.

(36)	“Notice” has the meaning set out in Section 8.2.

(37)	“Offer” has the meaning set out in Recital A.

(38)	“Patents” means all patents (including design patents), patent applications (including design patent applications), invention disclosures, certificates or models of utility, and other rights of invention, worldwide necessary to or used in the Intellectual Property, including any reissues, divisions, continuations and continuations-in-part, provisionals, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent.

(39) “Purchase Price” means the sum of $3,271,868.50 payable as set out in Section 3.5 and adjusted as set out in 0.

(40) “Refueling Technology” means natural gas compression and refueling equipment and appliances and related research and technology and know-how related to the design and manufacture of natural gas compression and refueling equipment and appliances, including the HRA and VRA.

(41)	“Tax Act” means the Income Tax Act (Canada).

(42)	“Tax Refunds” means any amounts owed to the Debtor in respect of taxes (at present or in the future), including amounts arising as a result of the deemed overpayment of taxes and interest in respect thereof, and any claim or right of the Debtor to any present or future refund, rebate or credit in respect of taxes or other amounts payable pursuant to the Tax Act, the Canada Pension Plan, the Employment Insurance Act (Canada) or any other taxation statute.

(43) “Time of Closing” means 2:00 p.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the parties may mutually agree.

(44) “Transaction” means the transaction of purchase and sale contemplated by this Agreement.

(45)	“Transfer Taxes” has the meaning specified in Section 3.9.

(46)	“VRA” means the vehicle refueling appliance developed or manufactured by the Debtor.

Section 1.2 Interpretation Not Affected by Headings, etc.

     The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to a “Section” followed by a number and/or a letter refer to the specified section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular section hereof.

Section 1.3 Extended Meanings

     Words importing the singular include the plural and vice versa, words importing gender include all genders and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations, corporations, limited liability companies and governmental authorities. The term “including” means “including, without limitation,” and such terms as “includes” have similar meanings.

Section 1.4 Schedules

The following Schedules are incorporated in and form part of this Agreement:

Schedule	1.1(3)	Appointment Order
Schedule	1.1(5)	Assets
Exhibit A to Schedule 1.1(5)		Inventory
Schedule	1.1(11)	Certifications
Schedule	1.1(14)	Contracts
Schedule	1.1(20)	Excluded Assets
Schedule	3.3(1)	Standard Warranty Forms
Schedule	3.8	Allocation of Purchase Price
Schedule	5.3(1)(a)	Approval and Vesting Order
Schedule	7.2(b)	Bill of Sale and Assignment
ARTICLE 2 – OFFER

Section 2.1 Irrevocable Offer

     The Purchaser hereby makes an irrevocable offer to McIntosh & Morawetz Inc., in its capacity as Receiver of the property and undertaking of the Debtor, with no personal or corporate liability, to purchase the Assets and to complete the Transaction contemplated hereby, subject to the terms and conditions hereof.

Section 2.2 Acceptance and Binding Effect

     The Offer may be accepted by the Vendor at any time prior to May 6, 2009 by executing and delivering this Agreement to the Purchaser. The Purchaser acknowledges and agrees that McIntosh & Morawetz Inc. has no obligation to accept the Offer or any other offer made by the Purchaser, either before or after its appointment as Receiver, and neither the Vendor nor HondaSub will have any personal or corporate liability to the Purchaser in connection with the Offer made hereby.

ARTICLE 3– SALE AND PURCHASE

Section 3.1 Sale and Purchase of Assets

     Subject to the terms and conditions hereof, the Vendor, exercising the powers of sale granted pursuant to the Appointment Order, shall sell to the Purchaser and the Purchaser shall purchase the Assets on the Closing Date.

Section 3.2 “As is, Where is”

     The Purchaser acknowledges that the Vendor is selling the Assets on an “as is, where is” basis as they shall exist on the Closing Date. The Purchaser further acknowledges that it has entered into this Agreement on the basis that the Vendor does not guarantee title to the Assets and that the Purchaser has conducted such inspections of the condition of and title to the Assets as it deemed appropriate and has satisfied itself with regard to these matters. No representation, warranty or condition is expressed or can be implied as to title, encumbrances, description, fitness for purpose, merchantability, condition, quantity or quality or in respect of any other matter or thing whatsoever concerning the Assets or the right of the Vendor to sell same save and except as expressly represented or warranted herein. Without limiting the generality of the foregoing, any and all conditions, warranties or representations expressed or implied pursuant to the Sale of Goods Act (Ontario) or similar legislation (including the implied conditions and warranties of fitness for purpose and merchantability) do not apply hereto and have been waived by the Purchaser. The description of the Assets contained in the Schedules hereto is for the purpose of identification only. No representation, warranty or condition has or will be given by the Vendor concerning completeness or the accuracy of such descriptions.

Section 3.3 Assumed Obligations

(1) In connection with its acquisition of the Assets, the Purchaser shall assume the liabilities and obligations of the Debtor under (i) the Contracts (collectively, the “Assumed Obligations”), provided however, that if consent to assignment of any particular Contract is required and not obtained by the Purchaser, the Purchaser shall not be responsible for arrears under such Contract and (ii) product warranties related to products of the Debtor manufactured or sold on or before the Closing Date that remain under warranty, which warranties have terms and conditions no more onerous than those set out in the standard warranty forms attached hereto as Schedule 3.3(1).

(2) On Closing, the Purchaser shall enter into an assumption agreement with respect to the Assumed Obligations, in form and substance satisfactory to the Purchaser and the Vendor.

Section 3.4 Excluded Obligations

     Other than the Assumed Obligations, the Purchaser shall not assume and shall not be liable for any other liabilities or obligations of the Debtor.

Section 3.5 Payment of the Purchase Price

(1) The Purchaser shall pay the Purchase Price as follows:

(a)	the sum of $300,000, the receipt of which the Vendor acknowledges, shall be paid by the Purchaser upon execution of this Agreement as a deposit (the “Deposit”) to be held by the Vendor in trust until the Time of Closing and credited toward the Purchase Price upon Closing; and

(b)	the balance of the Purchase Price after crediting the Deposit shall be satisfied by the payment of $2,296,960 in cash at the Time of Closing and the assumption of the Assumed Obligations.

(2) The Vendor agrees to cause the Deposit to be placed into an interest bearing account or certificate of deposit, with all interest earned or accrued thereon to be paid or credited to the Purchaser at the Time of Closing or on any valid termination of this Agreement or returned to the Purchaser if the Offer is not accepted on or before May 6, 2009, unless the Purchaser forfeits the Deposit as provided below in which event the interest shall be paid to the Vendor. Unless otherwise agreed, all amounts payable to the Vendor either by way of Deposit or at the Time of Closing shall be paid to the Vendor by wire transfer in immediately available funds to:

FIELD NAME	FORMAT FOR USD PAYMENT

DESTINATION BANK	JP MORGAN CHASE BK, NEW YORK
OR	SWIFT BIC CHASUS33
INTERMEDIARY BANK	FED ABA 021000021

BENEFICIARY’S BANK	ROYAL BANK OF CANADA, TORONTO
200 BAY STREET, TORONTO
ON M5J 2J5
SWIFT BIC ROYCCAT2

BENEFICIARY	McIntosh & Morawetz Inc., Interim Receiver
and Manager of FuelMaker Corporation – A/C
# 00002 4085098

Section 3.6 Adjustment to Purchase Price

(1) The Purchase Price shall be increased or decreased, in the event that the gross book value of Inventory based on the results of a physical count of Inventory conducted immediately prior to Closing is: (a) greater than 110% of the Inventory Amount, or (b) less than 90% of the Inventory Amount. In the case of clause (a), the Purchase Price shall be increased dollar-for-dollar by the difference between the gross book value of Inventory based on the results of such count and the Inventory Amount. In the case of clause (b), the Purchase Price shall be decreased dollar-for-dollar by the difference between the Inventory Amount and the gross book value of Inventory based on the results of such count.

(2) Any adjustment to the Purchase Price calculated in Canadian dollars under this 0 shall be converted into United States dollars in accordance with Section 3.7 using the applicable exchange rate as of the Closing Date.

(3) If any dispute arises under this 0 as to any adjustment of the Purchase Price, such dispute will be determined in accordance with Section 7.9.

Section 3.7 Exchange

     For the purposes of this Agreement, any monetary conversion from the currency of Canada (or any other foreign country) to United States currency shall be calculated using the applicable noon exchange rate posted on the website of the Bank of Canada (http://www.bank-banque-canada.ca) as of the applicable measurement date.

Section 3.8 Allocation of Purchase Price

     The Purchase Price shall be allocated among the Assets prior to Closing in accordance with Schedule 3.8.

Section 3.9 Taxes

(1) The Purchaser shall pay upon Closing, in addition to the Purchase Price, all applicable federal and provincial taxes exigible in connection with the purchase and sale of the Assets including, without limitation, GST and Ontario retail sales tax (“RST”) (collectively, “Transfer Taxes”). Notwithstanding the foregoing, on or before the Closing Date, the Purchaser will provide to the Vendor an appropriate purchase exemption certificate with respect to inventories of goods acquired for resale, manufactured for sale or for incorporation or processing into goods for sale, and qualifying production equipment and machinery, for purposes of substantiating exemptions from RST in respect of the acquisition of these assets. Subject to the indemnity below in Section 3.9(2), the Vendor and the Purchaser agree that the Vendor shall not charge and collect, and the Purchaser shall not pay, any GST or RST in respect of the disposition of the Assets listed in Schedule 1.1(5), paragraphs (c) to (g) inclusive. Subject to the indemnity below in Section 3.9(2), the Vendor shall not charge and collect, and the Purchaser shall not pay, GST or RST on the sale to the Purchaser of the Assets listed in paragraphs (a) and (b) of Schedule 1.1(5) if the Purchaser:

(a)	provides to the Vendor the RST purchase exemption certificate, as specified above;

(b)	agrees to permit the Vendor to hire a common carrier to export the goods from Canada as soon as is reasonably practicable after the sale of the goods to the Purchaser;

(c)	will not acquire those goods for consumption, use or supply in Canada before the exportation of the goods from Canada;

(d)	after the sale of those goods and before the exportation of those goods from Canada, will not cause the goods to be further processed, transformed or altered in Canada except to the extent reasonably necessary or incidental to its transportation; and

(e)	shall, as soon after the export of the goods as is reasonably practicable, and in no event later than fifteen (15) Business Days after the Purchaser imports the goods into Italy, provide the Vendor with the following:

(i)	a copy of a B13 or other appropriate export declaration filed by the Purchaser with the Canada Border Services Agency for the export of those goods from Canada; and

(ii)	proof of importation of those goods into Italy.

(2) The Purchaser agrees to indemnify and save the Vendor harmless from and against all claims, assessments, actions, proceedings and demands for payment of Transfer Taxes, including penalties and interest thereon in respect thereof, or in lieu of, or for non-collection of, any Transfer Taxes. If section 182 of the ETA applies to any amount paid by the Purchaser to the Vendor, those amounts shall be increased so that the Vendor receives the same net amounts, after deducting GST deemed collected, that it would have received had that legislative provision not applied. This indemnity shall extend, without limitation, to reasonable expenses of investigation and legal fees and expenses in connection with claims, assessments, actions, proceedings and demands against the Vendor in respect of the foregoing. The Purchaser shall indemnify the Vendor within five (5) Business Days of written notice by the Vendor to the Purchaser of any such amount requiring indemnification hereunder. This indemnity shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement and shall survive the closing and completion of the transactions by this Agreement.

ARTICLE 4– REPRESENTATIONS AND WARRANTIES

Section 4.1 Purchaser’s Representations

The Purchaser represents and warrants to the Vendor that:

(a)	the Purchaser is a corporation duly incorporated, organized and subsisting under the laws of Italy;

(b)	the Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations and the execution and delivery of this Agreement and the consummation of the transactions contemplated have been duly authorized by all necessary corporate action on the part of the Purchaser;

(c)	the Purchaser is not a party to, bound or affected by or subject to any indenture, agreement, instrument, charter or by-law provision, order, judgment or decree which would be violated, contravened or breached by the execution and delivery by it of this Agreement or the performance by it of any of the terms contained herein;

(d)	there is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or, to the best of the Purchaser's knowledge, threatened against or relating to the Purchaser or any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator which, in any case, might adversely affect the ability of the Purchaser to enter into this Agreement or to consummate the transactions contemplated and the Purchaser is not aware of any existing ground on which any action, suit or proceeding may be commenced with any reasonable likelihood of success;

(e)	this Agreement and all other documents contemplated hereunder to which the Purchaser is or will be a party have been or will be, as at the Time of Closing, duly and validly executed and delivered by the Purchaser and constitutes or will, as at the Time of Closing, constitute legal, valid and binding obligations of the Purchaser enforceable in accordance with the terms hereof or thereof;

(f)	the Purchaser is a “WTO Investor” as defined in the Investment Canada Act; and

(g)	the Purchaser is a non-resident of Canada and not registered for the GST under Part IX of the ETA.

Section 4.2 Vendor’s Representations

The Vendor represents and warrants to the Purchaser as follows:

(a)	the Vendor has been duly appointed as Receiver of the Debtor pursuant to the Appointment Order with authority to exercise the powers of sale contained therein;

(b)	the Vendor has the right to enter into this Agreement and to complete the Transaction pursuant to the Appointment Order and Approval and Vesting Order;

(c)	the Vendor is not a non-resident of Canada within the meaning of that term as used in the Tax Act; and

(d)	the Vendor has not been served with a notice of appeal or notice of application for leave to appeal in respect of the Appointment Order, or, after it has been issued, the Approval and Vesting Order.

ARTICLE 5– CONDITIONS

Section 5.1 Conditions - Purchaser

(1) The obligation of the Purchaser to complete the Transaction is subject to the following conditions being fulfilled or performed at or prior to the Time of Closing:

(a)	the transaction contemplated by the HondaSub APA shall have been completed concurrently with the Closing;

(b)	all representations and warranties of the Vendor contained in this Agreement shall be true as of the Closing Date with the same effect as though made on and as of that date;

(c)	no action or proceedings (including appeals and motions of leave to appeal) shall be pending or threatened to restrain or prohibit the completion of the Transaction contemplated by this Agreement;

(d)	no material loss of or material damage to the Assets shall have occurred on or before the Closing Date;

(e)	the Vendor shall have performed each of its obligations under this Agreement to the extent required to be performed on or before the Closing Date; and

(f)	the Vendor, Honda and HondaSub shall have terminated the Greenfield Sublicense Agreement and the IP License Agreement concurrent with the Closing.

(2) The foregoing conditions are for the exclusive benefit of the Purchaser. Any condition may be waived by the Purchaser in whole or in part. Any such waiver shall be binding on the Purchaser only if made in writing.

Section 5.2 Conditions – Vendor

(1) The obligation of the Vendor to complete the Transaction is subject to the following conditions being fulfilled or performed at or prior to the Time of Closing:

(a)	the transaction contemplated by the HondaSub APA shall have been completed concurrently with the Closing;

(b)	all representations and warranties of the Purchaser contained in this Agreement shall be true as of the Closing Date with the same effect as though made on and as of that date;

(c)	no action or proceedings shall be pending or threatened to restrain or prohibit the completion of the Transaction contemplated by this Agreement;

(d)	no material loss of or damage to the Assets shall have occurred on or before the Closing Date; and

(e)	the Purchaser shall have performed each of its obligations under this Agreement to the extent required to be performed on or before the Closing Date.

(2) The foregoing conditions are for the exclusive benefit of the Vendor. Any condition may be waived by the Vendor in whole or in part. Any such waiver shall be binding on the Vendor only if made in writing.

Section 5.3 Appointment, Approval and Vesting Orders

(1)	The obligations of the Vendor and the Purchaser are subject to the conditions that:

	(a)	an Order shall have been made by the Court not later than May 15, 2009 (i) approving this Agreement and the Transaction, and (ii) vesting all the right, title and interest of the Debtor in the Assets free and clear of all liens, security interests and other encumbrances, such order to be substantially in the form of the draft order attached hereto as Schedule 5.3(1)(a) (the “Approval and Vesting Order”); and

	(b)	the Appointment Order and the Approval and Vesting Order shall not have been stayed, varied or vacated, no order shall have been issued to restrain or prohibit the completion of the Transaction, and no appeal or leave to appeal in respect thereof shall have been filed.

(2) The parties hereto acknowledge that the foregoing conditions are for the mutual benefit of the Vendor and the Purchaser.

Section 5.4 Non-Satisfaction of Conditions

     If any condition set out in this Article 5 is not satisfied or performed prior to the time specified therefor, the party for whose benefit the condition is inserted may:

(a)	waive compliance with the condition in whole or in part in its sole discretion by written notice to the other party and without prejudice to any of its rights of termination in the event of non-fulfilment of any other condition in whole or in part; or

(b)	elect on written notice to the other party to terminate this Agreement before Closing.

ARTICLE 6 – EMPLOYEE MATTERS

Section 6.1 Offers

(1) The Purchaser may, at its option, (but shall not be obligated to) offer consulting contracts to any person who was an employee of the Debtor on the date of the Appointment Order (collectively, the “Employees”).

(2) The Purchaser acknowledges and agrees that (i) the Vendor makes no representation or warranty that any Employee will accept a consulting services contract with the Purchaser; and (ii) the acceptance by Employees of offers of consulting services contracts with the Purchaser shall not constitute a condition to the Purchaser’s obligation to complete the Transaction.

ARTICLE 7– CLOSING

Section 7.1 Closing

     The completion of the Transaction shall take place at the offices of McMillan LLP, Brookfield Place, 181 Bay Street, Suite 4400, Toronto, Ontario at the Time of Closing or as otherwise determined by mutual agreement of the parties in writing.

Section 7.2 Purchaser’s Deliveries on Closing

     At or before the Time of Closing, the Purchaser shall execute and deliver the following, each of which shall be in form and substance satisfactory to the Vendor, acting reasonably:

(a)	payment of the balance of the Purchase Price contemplated under Section 3.5;

(b)	a bill of sale and assignment in respect of the Assets substantially in the form of Schedule 7.2(b) attached hereto;

(c)	payment or evidence of the payment of the applicable Transfer Taxes or appropriate exemption certificates, as required by Section 3.9;

(d)	the assumption agreement required by Section 3.3;

(e)	a certificate dated the Closing Date, confirming that all of the representations and warranties of the Purchaser contained in this Agreement are true as of the Closing Date, with the same effect as though made on and as of the Closing Date;

(f)	an acknowledgement dated the Closing Date, that each of the conditions precedent in Section 5.1 of this Agreement have been fulfilled, performed or waived as of the Closing Date; and

(g)	such further and other documentation as is referred to in this Agreement or as the Vendor may reasonably require to give effect to this Agreement.

Section 7.3 Vendor’s Deliveries on Closing

     At or before the Time of Closing, the Vendor shall execute and deliver the following, each of which shall be in form and substance satisfactory to the Purchaser, acting reasonably:

(a)	a bill of sale and assignment in respect of the Assets substantially in the form of Schedule 7.2(b) attached hereto;

(b)	a certificate dated the Closing Date, confirming that all of the representations and warranties of the Vendor contained in this Agreement are true as of the Closing Date, with the same effect as though made on and as of the Closing Date;

(c)	an acknowledgement dated the Closing Date, that each of the conditions precedent in Section 5.2 of this Agreement have been fulfilled, performed or waived as of the Closing Date; and

(d)	such further and other documentation as is referred to in this Agreement or as the Purchaser may reasonably require to give effect to this Agreement.

Section 7.4 Purchaser’s Acknowledgement

     The Purchaser acknowledges that the Vendor is selling the Assets pursuant to the Vendor’s powers as authorized by the Appointment Order and the Approval and Vesting Order. The Purchaser agrees to accept a conveyance of the Assets pursuant to the Appointment Order and the Approval and Vesting Order.

Section 7.5 Possession of Assets

(1) The Vendor and/or the Debtor shall remain in possession of the Assets until the Time of Closing. Title to and risk of loss of the Assets shall pass to the Purchaser at the Time of Closing and the Vendor shall, at the Purchaser’s expense, ship the Assets to the Purchaser’s address specified in Section 8.2. The Vendor will deliver physical possession of the Assets to the Purchaser at such address, all at the Purchaser’s expense, as the Purchaser may reasonably request. In no event shall the Assets be sold, assigned, transferred or set over to the Purchaser until the conditions set out in the Appointment Order and the Approval and Vesting Order have been satisfied and the Purchaser has satisfied all delivery requirements outlined in Section 7.2.

(2) The Purchaser agrees to indemnify and save the Vendor and any and all of its predecessors, affiliated and related companies and subsidiaries and their directors, officers,

employees and agents, both past and present, and each of them (collectively, the “Releasees”) from any and all actions, causes of action, claims and demands for damages, loss or injury arising out of, or in any way relating to, the said shipment of the Assets (collectively, the “Claims”). If section 182 of the ETA applies to any amount paid by the Purchaser to any of the Releasees, those amounts shall be increased so that the Releasees receive the same net amounts, after deducting GST deemed collected, that they would have received had that legislative provision not applied. This indemnity shall extend, without limitation, to reasonable expenses of investigation and legal fees and expenses in connection with any Claims. The Purchaser shall indemnify the Releasees within five (5) Business Days of written notice by the Vendor or another Releasee to the Purchaser of any such amount requiring indemnification. This indemnity shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement and shall survive the closing and completion of the transactions contemplated by this Agreement. The Purchaser hereby irrevocably releases, acquits and forever discharges the Releasees from any and all Claims that the Purchaser may have against any one or more of the Releasees and represents and warrants that it will not under any circumstances assign any Claim to another person. The Purchaser shall not make any claim or take any proceeding against any person which might claim contribution or indemnity against the Releasees under any statute or otherwise under law.

Section 7.6 Access to Assets and Operations Prior to Closing

     The Vendor agrees to permit the Purchaser to have reasonable access to the Assets during normal business hours prior to the Time of Closing for the purpose of enabling the Purchaser to conduct such inspections of the Assets as it deems appropriate. The Purchaser agrees to indemnify and save the Debtor and the Vendor harmless from and against all claims, demands, losses, actions and costs incurred or arising from or in any way directly related to the inspection of the Assets or the attendance of the Purchaser, its employees or agents at the Debtor’s Premises.

Section 7.7 Access to Debtor’s Premises

     Upon the signing of this Agreement, the Vendor shall arrange for the Purchaser to have access to the Debtor’s Premises for the sole purpose of preparing, packaging and loading the Assets for shipment to the Purchaser’s address specified in Section 8.2. The Purchaser shall ensure that the Inventory included in the Assets is prepared, packaged and loaded for shipment as soon as possible after Closing using commercially reasonable efforts, but in no event later than 10 Business Days after the Closing Date. The Purchaser agrees that it shall vacate the Debtor’s Premises not later than 21 days following the Closing Date. The Purchaser agrees that it shall maintain with a recognized insurance carrier adequate insurance in respect of the Purchaser’s access to the Debtor’s Premises during the period of such access, and shall leave the Debtor’s Premises in a broom swept and clean condition and in no worse state of repair than as of the date of Closing (reasonable wear and tear excepted) and shall be responsible for all costs of clean-up of the Debtor’s Premises. The Purchaser shall pay to the Vendor on Closing an occupancy fee in the amount of CAD$1,300.00 per day on account of all rental and occupancy costs of the Vendor in respect of the Debtor’s Premises during the period between the Closing Date and the date on which the Purchaser vacates the Debtor’s Premises. The Purchaser agrees to indemnify and save the Debtor and the Vendor harmless from and against all claims, demands, losses, actions and costs incurred or arising from or in any way directly related to the occupancy of the Debtor’s

Premises by the Purchaser, its employees or agents, or the removal of Assets from the Debtor’s Premises by the Purchaser, its employees or agents.

Section 7.8 Risk

     The Assets shall be and remain at the risk of the Debtor and/or Vendor until Closing and at the risk of the Purchaser from and after Closing. If, prior to Closing, the Assets shall be substantially damaged or destroyed by fire or other casualty, then, at its option, the Purchaser may decline to complete the Transaction. Such option shall be exercised within ten (10) days after notification to the Purchaser by the Vendor of the occurrence of damage or destruction (or prior to the Closing Date if such occurrence takes place within ten (10) days of the Closing Date) in which event this Agreement shall be terminated automatically and the Purchaser shall be entitled only to a return of the Deposit paid under Section 3.5(1)(a) with interest but without any other compensation. If the Purchaser does not exercise such option, it shall complete the Transaction and shall be entitled to an assignment of the proceeds of insurance referable to such damage or destruction. Where any damage is not substantial, the Purchaser shall complete the Transaction and shall be entitled to an assignment of the proceeds of insurance referable to such damage provided that such damage is insured or, otherwise, to an abatement. If any dispute arises under this Section 7.8 as to whether damage or destruction is substantial or with respect to the amount of any abatement, such dispute will be determined in accordance with Section 7.9.

Section 7.9 Arbitration

     If any dispute arises under 0 as to any adjustment of the Purchase Price, or Section 7.8 as to whether damage or destruction is substantial or with respect to the amount of any abatement, such dispute will be determined by an arbitrator mutually acceptable to the parties. If the parties fail to agree on an arbitrator, either may, after such party has notified the other of such failure to agree, give notice to the other party that it wishes to submit the dispute to arbitration by a single arbitrator in accordance with the International Commercial Arbitration Act (Ontario). The decision of the arbitrator which shall be final and binding on the parties shall be made as soon as possible following the arbitrator’s appointment. The fees and expenses of the arbitration shall be borne equally by the parties. If an arbitration proceeding is commenced prior to the Closing Date, the Closing Date shall be automatically extended to the date which is four (4) Business Days from the date of the decision of the arbitrator.

Section 7.10 Termination

     If either the Purchaser or Vendor validly terminates this Agreement in accordance with Section 5.4, or if the Offer is not accepted on or before May 6, 2009, then:

(a)	all the obligations of both the Vendor and Purchaser pursuant to this Agreement shall be at an end; and

(b)	neither party shall have any right to specific performance or other remedy against, or any right to recover damages or expenses from, the other,

provided, however, that the Purchaser shall:

(x)	only be entitled to have the Deposit returned with any interest accrued thereon, but without deduction, if the Purchaser validly terminates this Agreement in accordance with Section 5.4, or if the Closing has not occurred by May 15, 2009 other than as a result of the action or inaction of the Purchaser; and

(y)	without limiting the generality of the foregoing, not be entitled to have the Deposit returned or to receive interest thereon in the event that the Purchaser terminates this Agreement as a result of the condition provided in Section 5.1(1)(a) not having been fulfilled as a result of the Purchaser’s default under or breach of the HondaSub APA.

Section 7.11 Books and Records

     The Purchaser shall preserve, for a period of not less than six (6) years from the Closing Date, the Books and Records in good order and shall provide the Vendor or its representatives with reasonable access thereto during normal business hours, and a right to make copies thereof, at the Vendor's expense. Notwithstanding any other provision of this Agreement, the Vendor shall be entitled to retain copies of any Books and Records delivered to the Purchaser pursuant to this Agreement provided that those copies relate to tax matters or are otherwise reasonably required by the Vendor to perform its obligations hereunder or under applicable law.

Section 7.12 Breach by Purchaser

     If the Purchaser fails to comply with the terms of this Agreement, the Vendor may by notice to the Purchaser elect to treat the Agreement as having been repudiated by the Purchaser. In that event, the Deposit and any other payments made by the Purchaser shall be forfeited to the Vendor on account of its liquidated damages, and the Assets may be resold by the Vendor. In addition, the Purchaser shall pay to the Vendor on demand the deficiency, if any, arising upon such resale (after deducting the expenses of resale) together with interest and all other damages or charges occasioned by or resulting from the default by the Purchaser.

Section 7.13 Change Debtor’s Name

     The Vendor, on behalf of the Debtor, shall make reasonable best efforts to file articles of amendment to change the corporate name of the Debtor to another name not including the word, “FuelMaker” and otherwise not confusingly similar to its present name.

Section 7.14 Termination of Contractor Agreements

     The Vendor, at the request of the Purchaser, on behalf of the Debtor, shall make commercially reasonable efforts to send letters to contractors identified by the Purchaser terminating contracts under which the Debtor has granted the right to use portions of HondaSub’s Intellectual Property, in the ordinary course of the Debtor’s business for the purpose of manufacturing parts or providing services for the Debtor’s products and/or processes.

ARTICLE 8 – GENERAL

Section 8.1 Further Assurances

     Each of the parties shall, from time to time after the Closing Date, at the request and expense of the other, take or cause to be taken such action and execute and deliver or cause to be executed and delivered to the other such documents and further assurances as may be reasonably necessary to give effect to this Agreement.

Section 8.2 Notice

(1) Any notice or other communication under this Agreement (each a “Notice”) shall be in writing and may be delivered personally or transmitted by fax, addressed in the case of the Purchaser, as follows:

(a)	MTM

Via La Morra, 1 12062 Cherasco, (Cuneo), Italy

Attention:	Giuseppe Colombo
Telephone No.:	39 0172 486 8279
Fax No.:	39 0172 48 82 37

with a copy to:

Fuel Systems Solutions Inc.
3030 South Susan Street
Santa Ana, CA
92704-6435

Attention:	Matthew Beale, President
Telephone No.:	(714) 656-1300
Fax No.:	(714) 656-1401

and with a copy to

Davies Ward Phillips & Vineberg LLP
44th Floor
1 First Canadian Place
Toronto, ON M5X 1B1

Attention:	Jay A. Swartz
Fax No.:	(416) 863-0871

(b)	and in the case of the Vendor, as follows:

McIntosh & Morawetz Inc.
Royal Bank Plaza, South Tower
200 Bay Street
Suite 2000
Toronto, ON
M5J 2J1

Attention:	Alan Hutchens, C.A.
Telephone No.:	(416) 847-5157

Fax No.:

(416) 847-5201

with a copy to: McMillan LLP Brookfield Place 181 Bay Street, Suite 4400 Toronto, Ontario M5J 2J7

Attention:	Bruce N. McWilliam
Telephone No.:	(416)	865-7214
Fax No.:	(416)	865-7048

(2) Any Notice or other communication, if given by personal delivery, will be deemed to have been given on the day of actual delivery thereof and, if transmitted by fax before 5:00 p.m. on a Business Day, will be deemed to have been given on the Business Day, and if transmitted by fax after 5:00 p.m. on a Business Day, will be deemed to have been given on the Business Day after the date of the transmission.

Section 8.3 Time

     Time shall, in all respects, be of the essence hereof, provided that the time for doing or completing any matter provided for herein may be extended or abridged by an agreement in writing signed by the Vendor and the Purchaser or by their respective solicitors.

Section 8.4 Currency

     Except where otherwise indicated, all references herein to money amounts are in United States currency.

Section 8.5 Survival

     The representations and warranties of the parties hereto contained in this Agreement shall survive Closing.

Section 8.6 Benefit of Agreement

     This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The Purchaser shall not assign its rights or benefits under this Agreement in whole or in part except with the prior written consent of the Vendor, acting reasonably, except that the Purchaser may assign its rights hereunder without such consent to one or more of its wholly-owned subsidiaries or affiliates provided that such assignment is made no later than ten (10) Business Days prior to the Closing Date. Notwithstanding any such assignment the Purchaser shall not be released from any of its liabilities or obligations under this Agreement.

Section 8.7 Entire Agreement

     This Agreement and the attached Schedules constitute the entire agreement between the parties with respect to the subject matter and supersede all prior negotiations and understandings.

This Agreement may not be amended or modified in any respect except by written instrument executed by the parties.

Section 8.8 Paramountcy

     In the event of any conflict or inconsistency between the provisions of this Agreement, and any other agreement, document or instrument executed or delivered by the Vendor in connection with this Transaction or this Agreement the provisions of this Agreement shall prevail to the extent of such conflict or inconsistency.

Section 8.9 Severability

     If any provision of this Agreement or any document delivered in connection with this Agreement is partially or completely invalid or unenforceable, the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall be construed and enforced as if that invalid or unenforceable provision were omitted. The invalidity or unenforceability of any provision in one jurisdiction shall not affect such provisions validity or enforceability in any other jurisdiction.

Section 8.10 Vendor’s Capacity

     The Vendor acts in its capacity as Receiver of the Debtor and shall have no personal or corporate liability under this Agreement.

Section 8.11 Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and each of the parties irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario.

Section 8.12 Commission

     The Purchaser asserts that there are no agent or broker fees or other commissions payable by the Purchaser on the Purchase Price or otherwise in connection with the Transaction and the Purchaser agrees to indemnify the Vendor against any claim for compensation or commission by any third party or agent retained by the Purchaser in connection with, or in contemplation of, the Transaction. The Vendor asserts that there are no agent or broker fees or other commissions payable by the Vendor on the Purchase Price or otherwise in connection with the Transaction for which the Purchaser would be responsible.

Section 8.13 Counterparts

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement. Transmission by facsimile of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

ARTICLE 9 – TIME FOR ACCEPTANCE

     The offer to purchase comprising this Agreement shall be irrevocable by the Purchaser and open for acceptance by the Vendor until 5:00 p.m. on the 6th day of May, 2009, after which time, if not accepted and notice of such acceptance communicated to the Purchaser, then the said offer to purchase shall be null and void and of no further force and effect.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

EXECUTED as of the 30th day of April, 2009.

MTM S.r.l.

By: /s/ Mariano Costamagna

Name: Mariano Costamagna Title: President

The Vendor hereby accepts the foregoing offer to purchase in accordance with its terms as of this 4th day of May, 2009.

MCINTOSH & MORAWETZ INC., in its capacity as Interim Receiver and Receiver and Manager of FuelMaker Corporation and not in its personal capacity and without personal or corporate liability

By: /s/ Douglas McIntosh

Name: Douglas McIntosh Title: Managing Director